Exhibit 99

NEWS FROM		Precision Castparts Corp.

	4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
	Suite 400		(503) 946-4855
Portland, OR 97239
	Telephone (503) 946-4800	Web Site:
http://www.precast.com

PCC Announces Shareholder Rights Agreement

Portland, Ore.—December 12, 2008— The board of directors of Precision Castparts Corp. (NYSE:PCP) has renewed its shareholder rights agreement. The rights agreement, which was adopted in 1998, is set to expire on December 16, 2008. The agreement is intended to protect the Company and its shareholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the Company and its shareholders. The agreement is not intended to deter offers that are fair and otherwise in the best interest of the Company’s shareholders.

Under the renewed rights agreement, each holder of the common stock of the Company as of 5:00 p.m. New York time on December 16, 2008, will receive a dividend of one right for each share of common stock held entitling the holder to purchase from the Company one one-thousandth of a share of Series A No Par Serial Preferred Stock. Initially, the rights will be represented by the common stock certificates of the Company and will not be exercisable or traded separately from the common stock of the Company. In the absence of further board action, the rights will generally become exercisable if a person or group (i) acquires 15 percent or more of the outstanding common stock of the Company, or (ii) announces or commences a tender or exchange offer that would result in the person or group acquiring 15 percent or more of the outstanding common stock of the Company. Rights held by those that exceed the 15 percent threshold will be void.

December 12, 2008

In the event that any person or group acquires 15 percent or more of the outstanding common stock of the Company, and the rights are exercisable, each holder of a right (other than holders of rights that have become void) will have the right to receive upon exercise of the right, in lieu of shares of preferred stock, a number of shares of common stock of the Company having a market value of two times the exercise price of the right.

If, after a person or group acquires 15 percent or more of the outstanding common stock of the Company, and while the rights are exercisable, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or in which shares of the common stock are exchanged for stock or other securities or property, or (ii) 50 percent or more of the Company’s assets or earning power is sold or transferred, each holder of a right (other than holders of rights that have become void) shall thereafter have the right to receive, upon exercise of the right, common stock of the acquiring company having a value equal to two times the purchase price of the right.

The rights agreement also includes an exchange option. In general, after a person or group acquires 15 percent or more of the outstanding common stock of the Company and while the rights are exercisable, the board of directors may, at its option, effect an exchange of part or all of the rights (other than rights that have become void) for shares of the common stock or preferred stock of the Company. Under this option, the Company would issue one share of common stock of the Company for each right or one one-thousandth of a share of preferred stock for each right, subject to adjustment in certain circumstances.

December 12, 2008

The board of directors may, at its option, redeem all outstanding rights for $0.001 per right at any time prior to the later of the Stock Acquisition Date and the Distribution Date (as these terms are defined in the Rights Agreement). The rights will expire on December 15, 2018, unless earlier redeemed, exchanged, or amended by the board of directors.

The issuance of the rights is not a taxable event, will not affect the reported financial condition or results of operations (including earnings per share) of the Company, and will not change the manner in which the common stock of the Company is currently traded.

The stock ownership percentages referred to in the rights agreement are based upon beneficial ownership (as defined in the rights agreement), which includes, among other things, certain derivative or synthetic arrangements having characteristics of a long position in the common stock of the Company. A copy of the rights agreement will be filed by the Company with the Securities and Exchange Commission. The definitive terms of the rights agreement are set forth therein.

About Precision Castparts Corp.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets and supplies metal alloys and other materials to the casting and forging industry.

December 12, 2008

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; the availability and cost of materials, energy, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at GlobeNewswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com.